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                                                                Exhibit 99(a)(1)

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April 4, 2000

Dear Stockholder:

    I am pleased to inform you that Farr Company has entered into a merger agreement with Forvaltnings AB Parent (publ.), a Swedish corporation ("Parent"), pursuant to which a wholly owned subsidiary of Parent has commenced a tender offer to purchase all of the outstanding shares of Farr's common stock for $17.45 per share in cash. The tender offer is conditioned upon, among other things, a minimum of a majority of Farr's shares outstanding on a fully diluted basis being tendered and not withdrawn and the receipt of required regulatory approvals. The tender offer will be followed by a merger, in which each share of Farr common stock not purchased in the tender offer will be converted into the right to receive $17.45 per share in cash.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF FARR'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT FARR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF FARR COMMON STOCK PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors considered a number of factors, as described in the attached Schedule 14D-9, including the written opinion of the Company's financial advisor, Tucker Anthony Cleary Gull, that, as of the date of the opinion, the consideration to be received by the holders of Farr common stock pursuant to the merger agreement with Parent is fair from a financial point of view to Farr's stockholders. A copy of Tucker Anthony's written opinion, which sets forth the assumptions made, procedures followed and matters considered by Tucker Anthony in rendering its opinion, can be found in Annex A to the Schedule 14D-9. You should read the opinion carefully and in its entirety.

    Enclosed are the Offer to Purchase, dated April 4, 2000, Letter of Transmittal and related documents. These documents set forth the terms and conditions of the tender offer. The Schedule 14D-9 describes in more detail the reasons for your Board's conclusions and contains other information relating to the tender offer. We urge you to consider this information carefully.

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                  /s/ H. JACK MEANY                                    /s/ JOHN C. JOHNSTON
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                    H. Jack Meany                                        John C. Johnston
                CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
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